Exhibit 99.2

SEGUE SOFTWARE BOARD APPROVES AMENDMENT TO
SERIES B PREFERRED STOCK TERMS

— Dividend Rate to be Reduced, Redemption Date to be Extended —

LEXINGTON, MASS., — December 27, 2004 – Segue Software, Inc. (NASDAQ -SCM: SEGU), a leader in software quality optimization, today announced that its Board of Directors approved an amendment to certain terms of Segue’s Series B Preferred Stock, reducing the dividend payable on its Series B Preferred Stock from 12% per year to 6% per year and extending the redemption date of its Series B Preferred Stock to October 31, 2005. The amendment to the terms of the Series B Preferred Stock is subject to approval by Segue’s stockholders at their next annual meeting, which is expected to be held in June 2005. The holder of the Series B Preferred Stock, S-7 Associates LLC, a company managed and owned by Dr. James Simons, Segue’s chairman, has agreed to vote in favor of the amendment. Dr. Simons has also agreed to all his other voting shares of common stock(?) in favor of the proposed amendment. If the amendment is approved by Segue’s stockholders, Segue expects that the reduced dividend rate would be in effect prior to the June 30, 2005 dividend on the Series B Preferred Stock.

“We believe this amendment is in the best interests of both our Company and our stockholders and represents another positive development as we continue our efforts to build value for all our stakeholders”, commented Joseph Krivickas, Segue president and chief executive officer. “This amendment, if approved by stockholders, would, at current prices, have the effect of reducing our dividend expense by approximately $70,000 per quarter .”

About Segue Software

Segue Software, Inc. is a global expert in delivering solutions to define, measure, manage and maintain software quality throughout the entire software application lifecycle. Segue’s Quality Optimization solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at +1-781-402-1000 or www.segue.com.

This press release may contain forward-looking statements. Forward looking statements are statements which contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”, “estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. Segue notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, Segue’s ability to obtain stockholder approval for the transactions described in this press release, its ability to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; Segue’s ability to close large enterprise orders; Segue’s transition to a new management team; the timing and success of introductions of our new products; continued growth in license revenue; new products and announcements from other companies; Segue’s continued access to capital; and changes in technology and industry standards. Additional information on the factors that could affect Segue’s business and financial results is included in Segue’s periodic reports filed with the Securities and Exchange Commission.